INDEPENDENT ACCOUNTANTS’ CONSENT

The Board of Directors
Peapack-Gladstone Financial Corporation:

     We consent to incorporation by reference in the Registration Statement filed on Form S-8 relating to the Peapack-Gladstone Financial Corporation 2002 Long-Term Stock Incentive Plan and the Peapack-Gladstone Financial Corporation 2002 Stock Option Plan for Outside Directors, of our report dated January 17, 2002 relating to the consolidated statements of condition of Peapack-Gladstone Financial Corporation and subsidiary as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, which report is incorporated by reference in the December 31, 2001 Annual Report on Form 10-K of Peapack-Gladstone Financial Corporation and is incorporated by reference herein.

/s/ KPMG LLP

KPMG LLP

Short Hills, New Jersey
April 23, 2002